Exhibit 99

Schlumberger Announces Third-Quarter 2017 Results

•	Revenue of $7.9 billion increased 6% sequentially

•	Pretax operating income of $1.1 billion increased 11% sequentially

•	GAAP EPS, including Cameron integration-related charges of $0.03 per share, was $0.39

•	EPS, excluding Cameron integration-related charges, was $0.42

•	Cash flow from operations was $1.9 billion; free cash flow was $1.1 billion

HOUSTON, October 20, 2017 – Schlumberger Limited (NYSE:SLB) today reported results for the third quarter of 2017.

			(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Sept. 30, 2017	Jun. 30, 2017	Sept. 30, 2016	Sequential	Year-on-year
Revenue	$7,905	$7,462	$7,019	6%	13%
Pretax operating income	$1,059	$950	$815	11%	30%
Pretax operating margin	13.4%	12.7%	11.6%	66 bps	178 bps
Net income (loss) (GAAP basis)	$545	$(74)	$176	n/m	209%
Net income, excluding charges & credits*	$581	$488	$353	19%	65%
Diluted EPS (loss per share) (GAAP basis)	$0.39	$(0.05)	$0.13	n/m	200%
Diluted EPS, excluding charges & credits*	$0.42	$0.35	$0.25	20%	68%

*	These are non-GAAP financial measures. See section below entitled “Charges & Credits” for details.

n/m = not meaningful

Schlumberger Chairman and CEO Paal Kibsgaard commented, “Our third-quarter revenue increased 6% sequentially while pretax operating income rose by 11%, resulting in EPS, excluding Cameron integration charges, of $0.42, which was 20% higher than the second quarter.

“Activity growth in the third quarter was again led by our North America Land GeoMarket, where we continued to gain market share in both hydraulic fracturing and drilling services despite the decelerating rig count growth. We also saw strong sequential activity growth in Russia, the North Sea, and Asia, while our activity in the rest of the world was largely flat compared with the second quarter.

“From a technology standpoint, revenue growth was driven by the Production Group, which increased 15% sequentially from continued share gains in the hydraulic fracturing market in North America land as well as from increased unconventional resources project activity in the Middle East. Reservoir Characterization Group revenue increased 1% as strong Wireline activity in Russia and the North Sea was partly offset by lower exploration-related activity for WesternGeco. Cameron Group revenue increased 3% driven by higher product sales for Surface Systems in North America land. Drilling Group revenue grew 1% as we remained sold out on PowerDrive Orbit* technology in North America land and completed key Integrated Drilling Services (IDS) projects in Mexico and Iraq that will not resume until early 2018.

“Geographically, North America revenue increased 18% as we continued the high redeployment rate of our spare hydraulic fracturing capacity. North America land revenue grew 23% sequentially, significantly outpacing the 12% increase in rig count, with hydraulic fracturing revenue growing 42%. Over the past six months, we have more than doubled the number of active fracturing fleets in North America land and have now redeployed almost all available capacity. This generated transitory costs and inefficiencies across field operations and in our distribution network, which will be addressed during the fourth quarter. In the US Gulf of Mexico, activity continued to weaken in the third quarter, and the outlook remains bleak for this region based on current customer plans.

“In the international markets, revenue was essentially flat with the second quarter, with Europe/CIS/Africa growing 5% due to strong summer activity in the Russia & Central Asia, United Kingdom & Continental Europe, and Norway & Denmark GeoMarkets. Middle East & Asia revenue was flat sequentially as the growth contributed by the Saudi Arabia & Bahrain, Far East & Australia, and South & East Asia GeoMarkets was offset by a decline in Iraq following the completion of an IDS project. Latin America revenue declined 8% driven by lower multiclient seismic license sales and the completion of IDS projects in the Mexico & Central America GeoMarket.

“Looking at the industry macro, the reduction in global oil inventories in the third quarter is clearly showing that the oil market is now in balance, which is reflected in the upward movement in oil prices over the past month. This view is supported by the following positive signs. First, the investment appetite in North America land now seems to be moderating, driven by a growing focus from E&P companies on financial return and the need to operate within cash flow rather than the pursuit of production growth. Second, comments from several of the key OPEC Gulf countries, as well as from Russia, suggest that an extension of the existing production cuts beyond the current nine-month agreement is a possibility. And third, investment levels in the production base outside North America land, OPEC Gulf, and Russia all remain at unprecedented low levels, raising the likelihood of a medium-term global supply challenge, and increasing the urgency for higher investment.

“A continuation of these market trends, combined with further steady draws in global oil inventories is now creating the required foundation for further upward movement in oil prices and subsequent growth in global E&P investment. And while there is still some level of uncertainty around the exact timing of this industry recovery, we see a number of market factors and data points now emerging that make us increasingly positive and optimistic about the outlook for our global business. It is also worth noting that the geopolitical risk premium on the oil price, which was quite significant in the past, has been replaced in many ways today by an oversupply discount. Given the visible tightening of the supply and demand balance and the current geopolitical tensions in many of the world’s key oil producing regions, a geopolitical risk premium may again become a significant factor.

“Based on this operational and macro backdrop, we continue to focus on serving our customers and implementing our quality and efficiency plans while remaining opportunistic with respect to making further strategic investments. We will continue to position Schlumberger at the forefront of the industry as the global activity upturn slowly but surely emerges. Finally, I would like to thank the 600-plus delegates from over 200 E&P companies and industry bodies from more than 60 countries who attended the SIS Global Forum in Paris in September. The interest and support for the new ways of working shown at the Forum confirmed that the industry is beginning to leverage greater collaboration and digital enablement to improve efficiency and lower cost per barrel.”

Other Events

During the quarter, Schlumberger repurchased 1.5 million shares of its common stock at an average price of $66.04 per share for a total purchase price of $98 million.

On August 22, 2017, Schlumberger acquired the Petrofac interest in Petro-SPM Integrated Services S.A. de C.V. (Petro-SPM), which operates the Pánuco Integrated Service Contract in Mexico. As a result, Schlumberger now owns 100% of Petro-SPM.

On October 6, 2017, Schlumberger and Borr Drilling signed an enhanced collaboration agreement to offer integrated, performance-based drilling contracts in the offshore jackup market by leveraging the Schlumberger global footprint, infrastructure, and technical expertise combined with Borr Drilling’s modern jackup fleet.

On October 18, 2017, the Company’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on January 12, 2018 to stockholders of record on December 6, 2017.

On October 19, 2017, Schlumberger Production Management (SPM) and Torxen Energy, a private Canadian E&P company, entered into an agreement to purchase the Palliser Block asset located in Alberta, Canada, from Cenovus Energy, an integrated Canadian oil company for cash consideration of approximately $1 billion (CAD 1.30 billion). The Palliser Block consists of oil and gas wells, surface facilities, a pipeline network, and approximately 800,000 acres of oil and gas development rights. The Palliser Block borders the acreage awarded to the SPM and Torxen joint venture established earlier this year. Under the agreement, which is subject to customary closing conditions, Schlumberger will be the majority nonoperating owner, with the rights to exclusive service provision and Torxen will be the operator.

Consolidated Revenue by Geography

					(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2017	Jun. 30, 2017	Sept. 30, 2016	Sequential	Year-on-year
North America	2,602	$2,202	$1,699	18%	53%
Latin America	952	1,039	992	-8%	-4%
Europe/CIS/Africa	1,838	1,750	1,872	5%	-2%
Middle East & Asia	2,357	2,347	2,385	—	-1%
Other	156	124	71	n/m	n/m

	$7,905	$7,462	$7,019	6%	13%

North America revenue	$2,602	$2,202	$1,699	18%	53%
International revenue	$5,147	$5,136	$5,249	—	-2%

n/m = not meaningful

Third-quarter revenue of $7.9 billion increased 6% sequentially with North America growing 18% and International remaining essentially flat with the previous quarter.

North America

In North America, revenue grew 18% sequentially following the nearly complete redeployment of our hydraulic fracturing capacity on land as robust fracturing activity continued during the third quarter. This activity increase was partially offset by operational disruption due to Hurricane Harvey and by further activity weakness offshore in the US Gulf of Mexico. North America land revenue experienced 23% sequential growth, driven by 42% revenue growth in hydraulic fracturing on increased fleet redeployment, market share gains, and improved pricing. Hydraulic fracturing revenue growth significantly outpaced the market stage count increase of 22%. Directional drilling-related revenue in North America land was also 22% higher as rotary steerable systems and drillbit technologies continued to attract high demand to drill longer laterals. Increased product sales and services in Cameron Surface Systems also contributed to this strong financial performance.

International Areas

Revenue in the Latin America Area decreased 8% sequentially following completion of reservoir characterization and drilling activities in the Mexico & Central America GeoMarket in the previous quarter. Revenue in the North and South Latin America GeoMarkets was essentially flat with marginal incremental activity on SPM projects in Ecuador and Drilling and Production Group activities in Argentina.

Europe/CIS/Africa Area revenue was 5% higher sequentially due to increased activity for all Product Groups during the peak summer campaigns in the Russia & Central Asia, United Kingdom & Continental Europe, and Norway & Denmark GeoMarkets. Increased revenue in the Russia & Central Asia GeoMarket was driven by strong Production Group activity on land in Russia and higher Wireline and Testing & Process activity in Sakhalin and Astrakhan. The increased revenue in the United Kingdom & Continental Europe GeoMarket resulted from the restart of IDS projects in Italy and improved Wireline activity in the United Kingdom. Strong Wireline and Production Group activity contributed to the revenue increase in the Norway & Denmark GeoMarket.

Middle East & Asia Area revenue was essentially flat sequentially. Production and Drilling Group activity grew mainly in the Saudi Arabia & Bahrain, Far East & Australia, and South & East Asia GeoMarkets. However, these increases were offset by a decline in Iraq following the completion of an IDS project. Activity growth in Saudi Arabia was driven by increased unconventional resources projects that led to higher revenue for Integrated Production Services (IPS) and IDS, while revenue growth in the Far East & Australia GeoMarket was due to higher drilling activity in Indonesia and Australia.

Reservoir Characterization Group

					(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2017	Jun. 30, 2017	Sept. 30, 2016	Sequential	Year-on-year
Revenue	$1,771	$1,759	$1,667	1%	6%
Pretax operating income	$311	$299	$329	4%	-5%
Pretax operating margin	17.6%	17.0%	19.7%	56 bps	-217 bps

Reservoir Characterization Group revenue of $1.8 billion, of which 79% came from the international markets, increased 1% sequentially due to seasonally higher Wireline and Testing & Process activities in the Russia & Central Asia and Norway & Denmark GeoMarkets. Revenue for both Wireline and Testing & Process was strong in Sakhalin and Astrakhan. An exploration project in Norway also contributed to the increase. Group performance was partially offset by lower WesternGeco revenue, largely driven by lower multiclient seismic license sales following the strong sales in Mexico during the previous quarter.

Pretax operating margin of 18% was 56 bps higher sequentially as the increased contribution from high-margin Wireline activities was offset by reduced profitability in WesternGeco due to lower multiclient seismic license sales.

One highlight of the third quarter was the hosting of the 2017 SIS Global Forum in Paris, which included delegates from over 200 E&P companies and industry bodies, representing more than 60 countries that produce 70% of the world’s hydrocarbons. A key theme of the conference was making better use of the data and technical expertise in the oil and gas industry, by getting the right information to the right people at the right time, and by redefining how collaboration and digital enablement can be leveraged even further.

At this forum, Schlumberger introduced the DELFI* cognitive E&P environment to enable secure collaboration across E&P teams by leveraging digital technologies—analytics and machine learning, high-performance computing, and the Internet of Things—to improve operational efficiency and deliver optimized production at the lowest cost per barrel. With the launch of the DELFI environment, an E&P Data Lake comprising more than 1,000 3D seismic surveys, 5 million wells, 1 million well logs, and 400 million production records from around the world has been deployed on the Google Cloud Platform.

Schlumberger also introduced the DrillPlan* digital well construction planning solution, the first step in the DELFI cognitive E&P environment. The DrillPlan solution is part of a fully integrated well construction offering. Developed with a focus on enhancing user collaboration, the DrillPlan solution provides a new way of working for drilling teams. Operators and service companies have access to all the data and science needed in a single, common system, which creates a circular workflow where plans are improved as new data are added.

Reservoir Characterization Group performance was enhanced by Integrated Services Management (ISM) operations, where specially trained project managers provide scheduling, planning, and activity coordination for the Schlumberger product lines involved in a project. Third-quarter performance was also strengthened by new contract awards and technology deployments.

In Mexico, ISM helped Talos Energy LLC drill and evaluate the Zama-1 exploration well. ISM used Drilling & Measurements proVISION Plus* magnetic resonance-while-drilling service to provide first assessment of reservoir quality and permeability in real time. The PressureXpress* reservoir pressure while logging service confirmed a hydrocarbon fluid gradient, followed by a Wireline MDT* modular formation dynamics tester with InSitu Fluid Analyzer* real-time downhole fluid analysis system. PVT analysis of the reservoir fluid samples confirmed a light oil hydrocarbon discovery.

Offshore Malaysia, ISM provided a significant contribution to Ophir Production Sdn Bhd’s successful delivery of three horizontal development wells in a highly complex offshore reservoir system that resulted in a 35% reduction in cost and a 20% reduction in drilling and completion days compared with the plan. Key enabling technologies included Drilling & Measurements GeoSphere* reservoir mapping-while-drilling-service, EcoScope*† multifunction logging-while-drilling service, proVISION* nuclear magnetic resonance service as well as Geoservices Drilling Analyst services. This combination of technologies and services also contributed to a new drilling record of more than 1,000 m per day in a 12 1/4-in hole.

Statoil Brazil awarded Schlumberger a contract for the execution of an upcoming exploration campaign on the Brazilian Continental Shelf, providing directional drilling, bits, jars, accelerators, fishing, reamers, hole openers, logging-while-drilling, wireline, mud logging, cementing, and testing services. The contract scope of work encompasses pre- and post-salt ultradeep wells and started in June 2017.

In Norway, Wireline used Saturn*3D radial probe technology in one exploration well for Lundin in the Barents Sea. The combination of the MDT modular formation dynamics tester with Saturn 3D technology and the InSitu Fluid Analyzer real-time downhole fluid analysis system enabled an extensive assessment of the quality of the carbonate reservoir, as well as securing vital representative samples of formation water. In addition, the multisensor water-base mud contamination modeling application in the Techlog* wellbore software platform was used to better predict the water sample quality and contamination. These technologies helped the customer reduce the risks associated with designing the optimal water injection testing program for the field.

Offshore China, Wireline deployed a combination of technologies in a high-temperature, high-pressure, and ultra-low permeability well for China National Offshore Oil Company Limited (CNOOC) Zhanjiang in the South China Sea. The technologies included Saturn 3D radial probe and the MDT Forte* rugged modular formation dynamics tester. The customer saved approximately 10 days of operating time, equivalent to $2 million, by avoiding the need to carry out a well test in challenging conditions.

Offshore Malaysia, WesternGeco completed a hybrid seismic acquisition survey for Roc Oil (Sarawak) Sdn Bhd, using a newly deployed multipurpose vessel (MPV)—a first in the industry. The 340-km2 3D seismic survey was acquired offshore Sarawak, Malaysia, using a triple source array with simultaneous recording by a towed-streamer spread and ocean-bottom nodes to overcome existing platform obstructions—all from a single seismic vessel. The WG Vespucci MPV acquired the high-quality ocean-bottom seismic data to supplement the streamer seismic data without having to employ multiple acquisition vessels and crews, resulting in cost reduction and greater efficiency while achieving the survey objectives.

Offshore Korea, WesternGeco introduced IsoMetrix* marine isometric seismic technology to conduct a high-resolution broadband seismic survey for the Korea National Oil Corporation over the company’s largest hydrocarbon production field near Busan. The survey was in a complex environment that included shipping traffic and dense fishing activity, and had a narrow time frame for completion due to weather concerns.

Drilling Group

					(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2017	Jun. 30, 2017	Sept. 30, 2016	Sequential	Year-on-year
Revenue	$2,120	$2,107	$2,021	1%	5%
Pretax operating income	$301	$302	$218	—	38%
Pretax operating margin	14.2%	14.3%	10.8%	-14 bps	339 bps

Drilling Group revenue of $2.1 billion, of which 73% came from the international markets, increased 1% sequentially. Directional drilling–related revenue in North America land was higher as PowerDrive Orbit rotary steerable systems and a range of advanced drillbit technologies continued to be in high demand to drill longer laterals. International revenue, however, declined as higher IDS activity in Saudi Arabia and the start of an IDS project in Italy were more than offset by the completion of key IDS projects in Mexico and Iraq in the previous quarter that will not resume until early 2018.

Pretax operating margin of 14% was essentially flat sequentially as increased volume and pricing improvements from the greater uptake of Drilling & Measurements and Bits & Drilling Tools technologies in North America land were offset by reduced profitability in IDS following completion of key international projects.

Drilling Group performance in the third quarter was strengthened by the full range of technologies, including integrated drilling systems, downhole tools, drill bits, and drilling fluids. These technologies enabled customers to overcome technical challenges, increase operational reliability, and decrease costs.

In North America land, Schlumberger continued to break drilling records. Drilling & Measurements used a combination of technologies for Eclipse Resources to drill the longest onshore horizontal lateral. The 19,630-ft “super lateral” in the Utica Shale play was drilled in 121 hours, achieving a total rate of penetration (ROP) of 162 ft/h. This well surpasses the previous record, also held by Eclipse, by 158 ft, and was drilled 37% faster than the first record-length well. Drilled in a single run, the super lateral helped the customer reduce overall AFE cost by decreasing the number of horizontal penetrations required to develop the reservoir. The technologies included the PowerDrive Orbit rotary steerable system and TeleScope* high-speed telemetry-while-drilling service combined with a Smith Bits customized polycrystalline diamond compact (PDC) bit.

In New Mexico, Bits & Drilling Tools used AxeBlade* ridged diamond element bit technology in a well for Matador Resources in the Wolfcamp Shale play. Historically, single bit runs to the kickoff point are achieved less than 20% of the time in this play. AxeBlade bit technology enables more efficient cutting and heat dissipation while also providing better frontal impact resistance via a thicker diamond layer. This technology helped drill the well section in a single trip with a 35% increase in ROP compared with the customer’s 2016 average.

In North America land, Bits & Drilling Tools increased ROP by 57% for Cimarex in the STACK-Meramec play. A combination of AxeBlade ridged diamond element bit and Drilling & Measurements PowerDrive Orbit rotary steerable system technology drilled the fastest mile-long lateral wellbore in the formation.

In Colombia, Bits & Drilling Tools used ONYX 360* rolling PDC cutter technology to overcome drilling challenges for Equion Energy in the Llanos basin. ONYX 360 technology provided increased bit durability while drilling through three different compressive strength formations. The ROP was 3.5 times higher compared with offset runs in the same formations. As a result, the customer saved nearly $3 million in operating costs.

In Russia, Bits & Drilling Tools deployed Direct XCD* drillable alloy casing bit technology in a well for LUKOIL-Komi to reduce well construction time in the Bayandyskoe field. In a previous offset well, swelling shales created wellbore stability problems requiring 20 days to complete the well due to the need for extensive reaming. Direct XCD bit technology helped drill the well in 4 days instead of 20.

Offshore Indonesia, Bits & Drilling Tools enabled Kangean Energy Indonesia to save more than $1.4 million in drilling costs in a vertical deepwater exploration well in the South Saubi prospect. The Rhino RHE* dual-reamer rathole elimination system saved the customer 57 hours of operating time.

In the Norwegian sector of the North Sea, M-I SWACO used a combination of technologies for Aker BP ASA to save 41 days of drilling time in a well in the Valhall field. The technologies included RheGuard* high-performance invert-emulsion fluid system to optimize hole cleaning and oil-base WARP concentrate to optimize cement operations. The customer also set new records in the Ivar Aasen field by drilling with RheGuard fluid system and running 9 5/8-in casing to total depth with an average speed of more than 300 m/hr.

Production Group

					(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2017	Jun. 30, 2017	Sept. 30, 2016	Sequential	Year-on-year
Revenue	$2,876	$2,496	$2,104	15%	37%
Pretax operating income	$283	$221	$91	28%	212%
Pretax operating margin	9.8%	8.9%	4.3%	97 bps	552 bps

Production Group revenue of $2.9 billion, of which 53% came from the international markets, was 15% higher sequentially from continued market share gains in the hydraulic fracturing market in North America land and increased activity on unconventional resources projects in the Middle East. In North America land, hydraulic fracturing revenue grew 42% on increased fleet redeployment, market share gains, and improved pricing. This growth outpaced the market stage count increase of 22%. Over the past six months, the Company has more than doubled the number of active fracturing fleets in North America land and have now redeployed almost all of its available capacity. SPM also posted a sequential increase from higher project activity in Ecuador and in North America land.

Pretax operating margin of 10% increased 97 bps sequentially due to increased activity and improved pricing on land in North America, while the redeployment of multiple fleets in the third quarter generated transitory costs and inefficiencies across field operations and in our distribution network. Margin expanded due to increasing benefits from the vertical integration of the supply chain in the hydraulic fracturing business.

Production Group results benefited from a series of new technology deployments.

In North Dakota, Well Services used BroadBand Shield* fracture-geometry control service for Whiting Petroleum to stimulate wells, three of which are among the top 10 producing wells completed in the second and third quarters of 2017 in the Bakken Shale. The BroadBand Shield service uses multimodal diverter particles to control fracture geometry, minimizing the risk of fracturing into undesirable zones. The wells treated with this technology use smaller fracture treatment designs, optimizing cost and enabling the customer to accelerate hydrocarbon production.

In Louisiana, Well Services used BroadBand Sequence* fracturing service for Aethon Energy and achieved top quartile production in one well after stimulating a four-well pad in the Haynesville Shale. The BroadBand Sequence service injected pills to promote diversion and stimulate all perforation clusters, and pressure analysis verified stimulation throughout the perforated interval. As a result, Aethon Energy awarded a dedicated fracturing fleet to Schlumberger to serve 100% of their completions in this basin.

In China, Well Services used BroadBand* unconventional reservoir completion services for PetroChina Changquing Oilfield Company (PCOC) in oil and gas wells in the Ordos basin. BroadBand technology overcame the challenges associated with a traditional geometric completion approach where a portion of the perforation clusters and hydraulic fracture networks do not contribute to production. BroadBand services increased production up to 142% in three gas wells and by 300% in one oil well when compared with conventionally treated offset wells. In addition, in two openhole completions, the elimination of a packer and sleeve system saved the customer approximately $150,000.

In Oklahoma, Artificial Lift Services used Lift IQ* production life cycle management service and customized electric submersible pump (ESP) technology for Chesapeake Energy to increase average ESP run life by 181% in four horizontal wells. The field is characterized by rapid production declines, solids production, and high gas volume fractions. Using newly designed ESPs that include downhole sensors, run life increased from 118 days to 332 days.

In Colombia, Artificial Lift Solutions used REDA Maximus* electric submersible pump system technology for a customer to increase production from 11,800 to 21,000 bbl/d in an abrasive well in the Llanos basin. In addition, the Maximus ESP system extended ESP run life from an average of 72 days to 797 days by minimizing well intervention frequency and erosion failure due to high solids production. The new production level exceeded the well’s production target by 33%.

Offshore Russia, Well Services introduced OpenPath Sequence* diversion stimulation service for Lukoil-Nizhevolzhskneft in the Korchagina field. VDA* viscoelastic diverting fluid was also used to divert treatment fluids into zones of lower injectivity and stimulate the carbonate formation. In addition, MSR* mud and silt remover technology eliminated the filtercake and restored permeability in the sandstone formations. A significant improvement in injectivity index was achieved as a result of this matrix stimulation treatment.

In the Norwegian sector of the North Sea, Schlumberger used Metalmorphology* metal-to-metal sealing and anchoring technology to save a customer five days of rig time in an unstable borehole. Wellbore instability is common in the field, and the 3,604-m interval included 728 m of open hole that was likely to hinder access. The custom liner system used Metalmorphology technology to avoid the use of a long, heavy casing string that would require extremely high torque to rotate, making it difficult to ream with casing. Metalmorphology technology enabled the operator to run the lower part of the casing as a liner on drillpipe to address borehole restrictions and reach target depth in one run.

Cameron Group

					(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2017	Jun. 30, 2017	Sept. 30, 2016	Sequential	Year-on-year
Revenue	$1,297	$1,265	$1,341	3%	-3%
Pretax operating income	$194	$174	$215	11%	-10%
Pretax operating margin	14.9%	13.8%	16.0%	116 bps	-110 bps

Cameron Group revenue of $1.3 billion, of which 55% came from international markets, increased 3% sequentially, driven by higher product sales in Surface Systems in North America land, which was in line with the growth in well count. North America land growth, however, was partially offset by lower international activity for Drilling Systems and OneSubsea.

Pretax operating margin of 15% increased 116 bps sequentially, due mainly to increasing profitability on higher product sales and improved pricing in Surface Systems and Valves & Measurement in North America land.

Cameron Group performance included the following highlights during the quarter.

In India, Reliance Industries Limited awarded OneSubsea an engineering, procurement, and construction (EPC) contract for supply of a subsea production system (SPS) package for the offshore R Cluster Project in the Bay of Bengal. The contract includes production trees, subsea manifolds, a control system, a tie-in system, multiphase meters, intervention tooling, and test equipment. The contract also includes installation and commissioning support and life-of-field services. The contract was formalized in July with expected hardware deliveries to begin in mid-2018.

OneSubsea and 3D at Depth have entered into a strategic collaboration agreement. The agreement enables the companies to jointly promote 3D at Depth’s light detection and ranging (LiDAR) technology by leveraging OneSubsea’s global resources and facilities. LiDAR technology, also called laser scanning, is used to collect data to create accurate 3D models that enable customers to optimize subsea operations and increase efficiencies across the production value chain.

Drilling Systems has been contracted to deliver the first subsea pressure intensifier (SPI) for Seadrill. The Cameron SPI is a space-saving and economical solution that enables customers to increase the useable control fluid stored in subsea mounted accumulators by increasing the working pressure from a conventional 5,000 psi to the full-rated pressure of 7,500 psi.

Drilling Systems has signed a master services contract with Weatherford Drilling International for their fleet of Cameron blowout preventers (BOPs) based on the fixed price repair program. This contract offers stable pricing and a predictable budget to repair and recertify a fleet of BOPs. By standardizing these operations, Cameron can better plan the workload at repair facilities and predict the need for replacement parts, both of which improve cycle time and on-time delivery performance.

Financial Tables

Condensed Consolidated Statement of Income (Loss)

(Stated in millions, except per share amounts)
	Third Quarter		Nine Months
Periods Ended September 30,	2017	2016	2017	2016
Revenue	$7,905	$7,019	$22,261	$20,703
Interest and other income	64	54	172	153
Expenses
Cost of revenue (1)	6,797	6,291	19,343	18,216
Research & engineering	189	253	595	750
General & administrative	115	92	323	305
Impairments & other (1)	—	—	510	2,573
Merger & integration (1)	49	88	213	272
Interest	142	149	422	431

Income (loss) before taxes	$677	$200	$1,027	$(1,691)
Taxes on income (loss) (1)	121	10	269	(259)

Net income (loss)	$556	$190	$758	$(1,432)
Net income attributable to noncontrolling interests	11	14	9	50

Net income (loss) attributable to Schlumberger (1)	$545	$176	$749	$(1,482)

Diluted earnings (loss) per share of Schlumberger (1)	$0.39	$0.13	$0.54	$(1.10)

Average shares outstanding	1,385	1,392	1,388	1,345
Average shares outstanding assuming dilution	1,392	1,401	1,395	1,345

Depreciation & amortization included in expenses (2)	$956	$998	$2,931	$3,078

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

(Stated in millions)
Assets	Sept. 30, 2017	Dec. 31, 2016
Current Assets
Cash and short-term investments	$4,952	$9,257
Receivables	9,436	9,387
Other current assets	5,526	5,283

	19,914	23,927
Fixed income investments, held to maturity	—	238
Fixed assets	12,338	12,821
Multiclient seismic data	992	1,073
Goodwill	25,113	24,990
Intangible assets	9,540	9,855
Other assets	5,672	5,052

	$73,569	$77,956

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,715	$10,016
Estimated liability for taxes on income	1,310	1,188
Short-term borrowings and current portion of long-term debt	1,289	3,153
Dividends payable	700	702

	13,014	15,059
Long-term debt	15,871	16,463
Deferred taxes	1,893	1,880
Postretirement benefits	1,340	1,495
Other liabilities	1,441	1,530

	33,559	36,427
Equity	40,010	41,529

	$73,569	$77,956

Liquidity

	(Stated in millions)
Components of Liquidity	Sept. 30, 2017	Jun. 30, 2017	Dec. 31, 2016	Sept. 30, 2016
Cash and short-term investments	$4,952	$6,218	$9,257	$10,756
Fixed income investments, held to maturity	—	13	238	354
Short-term borrowings and current portion of long-term debt	(1,289)	(2,224)	(3,153)	(3,739)
Long-term debt	(15,871)	(16,600)	(16,463)	(17,538)

Net Debt (1)	$(12,208)	$(12,593)	$(10,121)	$(10,167)

Details of changes in liquidity follow:
Periods Ended September 30,		Nine Months 2017	Third Quarter 2017	Nine Months 2016
Net income (loss) before noncontrolling interests		$758	$556	$(1,432)
Impairment and other charges, net of tax before noncontrolling interests		679	36	2,652

		$1,437	$592	$1,220
Depreciation and amortization (2)		2,931	956	3,078
Pension and other postretirement benefits expense		79	27	139
Stock-based compensation expense		261	81	210
Pension and other postretirement benefits funding		(107)	(33)	(127)
Change in working capital		(1,473)	(134)	(223)
US federal tax refund		685	685	—
Other		(401)	(276)	(49)

Cash flow from operations (3)		$3,412	$1,898	$4,248

Capital expenditures		(1,482)	(598)	(1,401)
SPM investments		(492)	(164)	(869)
Multiclient seismic data capitalized		(223)	(33)	(497)

Free cash flow (4)		1,215	1,103	1,481

Stock repurchase program		(868)	(98)	(662)
Dividends paid		(2,086)	(693)	(1,951)
Proceeds from employee stock plans		261	118	344

		(1,478)	430	(788)

Business acquisitions and investments, net of cash acquired plus debt assumed		(382)	(18)	(3,866)
Other		(227)	(27)	34

(Increase) decrease in Net Debt		(2,087)	385	(4,620)
Net Debt, beginning of period		(10,121)	(12,593)	(5,547)

Net Debt, end of period		$(12,208)	$(12,208)	$(10,167)

(1)	“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(3)	Includes severance payments of $347 million and $114 million during the nine months and third quarter ended September 30, 2017, respectively; and $700 million during the nine months ended September 30, 2016. The nine months ended September 30, 2016 also includes approximately $100 million of one-off transaction-related payments associated with the acquisition of Cameron.
(4)	“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of our ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, and not as substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this third-quarter 2017 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; EPS, excluding Cameron integration-related charges; Schlumberger net income, excluding charges & credits; and effective tax rate, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

	(Stated in millions, except per share amounts)
	Third Quarter 2017
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$677	$121	$11	$545	$0.39
Merger & integration	49	13	—	36	0.03

Schlumberger net income, excluding charges & credits	$726	$134	$11	$581	$0.42

	Second Quarter 2017
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net loss (GAAP basis)	$17	$98	$(7)	$(74)	$(0.05)
Promissory note fair value adjustment and other (2)	510	—	12	498	0.36
Merger & integration	81	17	—	64	0.05

Schlumberger net income, excluding charges & credits	$608	$115	$5	$488	$0.35

	Third Quarter 2016
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net income (GAAP basis)	$200	$10	$14	$176	$0.13
Merger and integration:
Merger-related employee benefits and professional fees	46	10	—	36	0.03
Other merger and integration related costs	42	5	—	37	0.03
Amortization of purchase accounting inventory fair value adjustment (1)	149	45	—	104	0.07

Schlumberger net income, excluding charges & credits	$437	$70	$14	$353	$0.25

(1)	Recorded in Cost of revenue in the Condensed Consolidated Statement of Income (Loss).
(2)	Recorded in Impairments & other in the Condensed Consolidated Statement of Income (Loss).
*	Does not add due to rounding

	(Stated in millions, except per share amounts)
	Nine Months 2017
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$1,027	$269	$9	$749	$0.54
Promissory note fair value adjustment and other (2)	510	—	12	498	0.36
Merger & integration	213	44	—	169	0.12

Schlumberger net income, excluding charges & credits	$1,750	$313	$21	$1,416	$1.02

	Nine Months 2016
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net loss (GAAP basis)	$(1,691)	$(259)	$50	$(1,482)	$(1.10)
Impairment & other:
Fixed asset impairments	1,058	177	—	881	0.65
Workforce reduction	646	63	—	583	0.43
Inventory write-downs	616	49	—	567	0.42
Multiclient seismic data impairment	198	62	—	136	0.10
Other restructuring charges	55	—	—	55	0.04
Merger & integration:
Merger-related employee benefits and professional fees	138	27	—	111	0.08
Other merger and integration-related costs	134	24	—	110	0.08
Amortization of purchase accounting inventory fair value adjustment (1)	299	90	—	209	0.15

Schlumberger net income, excluding charges & credits	$1,453	$233	$50	$1,170	$0.86

(1)	Recorded in Cost of revenue in the Condensed Consolidated Statement of Income (Loss).
(2)	Recorded in Impairments & other in the Condensed Consolidated Statement of Income (Loss).
*	Does not add due to rounding

Product Groups

	(Stated in millions)
	Three Months Ended
	Sept. 30, 2017		Jun. 30, 2017		Sept. 30, 2016
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,771	$311	$1,759	$299	$1,667	$329
Drilling	2,120	301	2,107	302	2,021	218
Production	2,876	283	2,496	221	2,104	91
Cameron	1,297	194	1,265	174	1,341	215
Eliminations & other	(159)	(30)	(165)	(46)	(114)	(38)

Pretax operating income		1,059		950		815
Corporate & other		(234)		(242)		(267)
Interest income(1)		30		28		24
Interest expense(1)		(129)		(128)		(135)
Charges & credits		(49)		(591)		(237)

	$7,905	$677	$7,462	$17	$7,019	$200

	(Stated in millions)
	Nine Months Ended
	Sept. 30, 2017		Sept. 30, 2016
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$5,148	$891	$4,972	$930
Drilling	6,212	832	6,548	760
Production	7,559	614	6,601	379
Cameron	3,791	530	2,865	465
Eliminations & other	(449)	(101)	(283)	(72)

Pretax operating income		2,766		2,462
Corporate & other		(715)		(679)
Interest income(1)		82		61
Interest expense(1)		(383)		(391)
Charges & credits		(723)		(3,144)

	$22,261	$1,027	$20,703	$(1,691)

(1)	Excludes interest included in the Product Groups results.

Certain prior period items have been reclassified to conform to the current period presentation.

Supplemental Information

1)	What is the capex guidance for the full year 2017?

Capex (excluding multiclient and SPM investments) is expected to be $2.1 billion for 2017.

2)	What were the cash flow from operations and free cash flow for the third quarter of 2017?

Cash flow from operations for the third quarter of 2017 was $1.9 billion and included $114 million of severance payments. Free cash flow for the third quarter of 2017 was $1.1 billion.

3)	What were the cash flow from operations and free cash flow for the first nine months of 2017?

Cash flow from operations for the first nine months of 2017 was $3.4 billion and included $347 million of severance payments. Free cash flow for the first nine months of 2017 was $1.2 billion.

4)	What was included in “Interest and other income” for the third quarter of 2017?

“Interest and other income” for the third quarter of 2017 was $64 million. This amount consisted of earnings of equity method investments of $30 million and interest income of $34 million.

5)	How did interest income and interest expense change during the third quarter of 2017?

Interest income of $34 million was flat sequentially. Interest expense of $142 million was also flat sequentially.

6)	What is the difference between pretax operating income and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items (including charges and credits) and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets (including intangible asset amortization expense resulting from the acquisition of Cameron), certain centrally managed initiatives, and other nonoperating items.

7)	What was the effective tax rate (ETR) for the third quarter of 2017?

The ETR for the third quarter of 2017, calculated in accordance with GAAP, was 17.9% as compared to 590% for the second quarter of 2017. The ETR for the third quarter of 2017, excluding charges and credits, was 18.4% as compared to 18.9% for the second quarter of 2017.

8)	How many shares of common stock were outstanding as of September 30, 2017 and how did this change from the end of the previous quarter?

There were 1.385 billion shares of common stock outstanding as of September 30, 2017. The following table shows the change in the number of shares outstanding from June 30, 2017 to September 30, 2017.

(Stated in millions)
Shares outstanding at June 30, 2017	1,385
Shares sold to optionees, less shares exchanged	—
Vesting of restricted stock	—
Shares issued under employee stock purchase plan	2
Stock repurchase program	(2)

Shares outstanding at September 30, 2017	1,385

9)	What was the weighted average number of shares outstanding during the third quarter of 2017 and second quarter of 2017 and how does this reconcile to the average number of shares outstanding, assuming dilution used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding was 1.385 billion during the third quarter of 2017 and 1.387 billion during the second quarter of 2017.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

		(Stated in millions)
	Third Quarter 2017	Second Quarter 2017
Weighted average shares outstanding	1,385	1,387
Assumed exercise of stock options	1	1
Unvested restricted stock	6	5

Average shares outstanding, assuming dilution	1,392	1,393

10)	What are Schlumberger Production Management (SPM) projects and how does Schlumberger recognize revenue from these projects?

SPM projects are focused on developing and co-managing production on behalf of Schlumberger customers under long-term agreements. Schlumberger will invest its own services, products and in some cases cash, into the field development activities and operations. Although in certain arrangements Schlumberger recognizes revenue and is paid for a portion of the services or products it provides, generally Schlumberger will not be paid at the time of providing its services or upon delivery of its products. Instead, Schlumberger recognizes revenue and is compensated based upon cash flow generated or on a fee-per-barrel basis. This may include certain arrangements whereby Schlumberger is only compensated based upon incremental production it helps deliver above a mutually agreed baseline.

11)	How are Schlumberger products and services that are invested in SPM projects accounted for?

Revenue and the related costs are recorded within the respective Schlumberger Group for services and products that each Group provides to Schlumberger’s SPM projects. This revenue (which is based on arms-length pricing) and the related profit is then eliminated through an intercompany adjustment that is included within the “Eliminations & other” line. (Note that the “Eliminations & other” line includes other items in addition to the SPM eliminations.) The direct cost associated with providing Schlumberger services or products to SPM projects is then capitalized on the balance sheet.

These capitalized investments, which may be in the form of cash as well as the previously mentioned direct costs, are expensed in the income statement as the related production is achieved and associated revenue is recognized. This amortization expense is based on the units of production method, whereby each unit is assigned a pro-rata portion of the unamortized costs based on total estimated production.

SPM revenue along with the amortization of the capitalized investments and other operating costs incurred in the period are reflected within the Production Group.

12)	What was the unamortized balance of Schlumberger’s investment in SPM projects at September 30, 2017 and how did it change in terms of investment and amortization when compared to June 30, 2017?

The unamortized balance of Schlumberger’s investments in SPM projects was approximately $2.8 billion and $2.6 billion at September 30, 2017 and June 30, 2017, respectively. These amounts are included within Other Assets in Schlumberger’s Condensed Consolidated Balance Sheet. The change in the unamortized balance of Schlumberger’s investment in SPM projects was as follows:

(Stated in millions)
Balance at June 30, 2017	$2,573
SPM investments	164
Other additions	184
Amortization of SPM investment	(117)

Balance at September 30, 2017	$2,804

13)	What was the amount of WesternGeco multiclient sales in the third quarter of 2017?

Multiclient sales, including transfer fees, were $127 million in the third quarter of 2017 and $182 million in the second quarter of 2017.

14)	What was the WesternGeco backlog at the end of the third quarter of 2017?

WesternGeco backlog, which is based on signed contracts with customers, was $489 million at the end of the third quarter of 2017. It was $566 million at the end of the second quarter of 2017.

15)	What were the orders and backlogs for Cameron Group’s OneSubsea and Drilling Systems businesses?

OneSubsea and Drilling Systems orders and backlogs were as follows:

		(Stated in millions)
Orders	Third Quarter 2017	Second Quarter 2017
OneSubsea	$347	$181
Drilling Systems	$156	$170

Backlog (at the end of period)
OneSubsea	$2,328	$2,371
Drilling Systems	$523	$566

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. Working in more than 85 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues of $27.81 billion in 2016. For more information, visit www.slb.com.

*	Mark of Schlumberger or of Schlumberger companies.

†	Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop logging while drilling (LWD) technology that reduces the need for traditional chemical sources. Designed around the pulsed neutron generator (PNG), EcoScope service uses technology that resulted from this collaboration. The PNG and the comprehensive suite of measurements in a single collar are key components of the EcoScope service that deliver game-changing LWD technology.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, October 20, 2017. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (800) 288-8967 within North America, or +1 (612) 333-4911 outside North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until November 20, 2017 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside North America, and providing the access code 428578.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same web site until November 30, 2017.

For more information, contact

Simon Farrant – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

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This third-quarter 2017 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the anticipated benefits of the Cameron transaction; the success of Schlumberger’s SPM projects, joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; the inability to retain key employees; and other risks and uncertainties detailed in this third-quarter 2017 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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